CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CACHET FINANCIAL SOLUTIONS, INC.

Cachet Financial Solutions, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”).

SECOND: The terms of this Amendment set forth below were duly adopted and approved by the Board of Directors of the Corporation by unanimous written consent in accordance with the provisions of Section 242 of the DGCL.

THIRD: That, effective upon filing of this Amendment with the Secretary of State of the State of Delaware, the Corporation’s Amended and Restated Certificate of Incorporation shall be amended to delete Article 1 and replace it in its entirety with the following:

ARTICLE 1

Name

The name of the Corporation is Digiliti Money Group, Inc.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed this 7th day of April, 2017.

CACHET FINANCIAL SOLUTIONS, INC.

By:	/s/ Jeffrey C. Mack
Name:	Jeffrey C. Mack
Title:	Chief Executive Officer